Exhibit 99.1

ARCH CAPITAL GROUP LTD.

PROVIDES PRELIMINARY LOSS ESTIMATE FOR NEW ZEALAND EARTHQUAKE AND COMMENTS ON JAPANESE EARTHQUAKE AND TSUNAMI

HAMILTON, BERMUDA, March 14, 2011 — Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that the Company’s 2011 first quarter results will be negatively impacted by the New Zealand earthquake, which occurred in February 2011, in the range of $35 million to $70 million, net of reinsurance and reinstatement premiums. This preliminary loss estimate is based on industry insured losses ranging from $6 billion to $12 billion.

The Company’s preliminary estimate for the New Zealand earthquake is based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. The Company’s actual losses from this event may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

In addition, the Company is assessing its exposures to the recent earthquake and tsunami that struck Japan, but it is too early to issue an estimate of losses given the significant unknowns, early stages of the damage assessment process and the enormity of these events. While considerable uncertainty remains, as of January 1, 2011, the Company’s modeled exposures for property losses arising from an earthquake in Japan were net probable maximum pre-tax losses of (a) approximately $60 million for a 1-in-100 year return period and (b) approximately $100 million for a 1-in-250 year return period (the estimates are net of expected reinsurance recoveries, before income tax and before excess reinsurance reinstatement premiums). These modeled estimates only reflect losses from property lines of business and do not include potential losses arising from marine or other lines of business. In addition, the modeled estimates do not account for the effects of a tsunami or the impact that the events may have on areas outside of Japan and, as a result, may not provide a comprehensive indication of the Company’s exposures for the events.

The modeled estimates do not represent the Company’s maximum exposures and it is highly likely that the Company’s actual incurred losses will vary materially from the modeled estimates due to several factors, including inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In particular, the models used for risks affecting Japan are relatively untested by actual experience and may be subject to even greater variability. In addition, actual losses may increase if our reinsurers fail to meet their obligations to us or the reinsurance protections purchased by us are exhausted or are otherwise unavailable.

Arch Capital Group Ltd., a Bermuda-based company with approximately
$4.91 billion in capital at December 31, 2010, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John C.R. Hele
(441) 278-9250